Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ORBCOMM Inc.:

We have issued our reports dated March 9, 2016, with respect to the consolidated financial statements schedule and internal control over financial reporting included in the Annual Report of ORBCOMM Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of ORBCOMM Inc. on Forms S-3 (File No. 333-203186, File No. 333-180755 and File No. 333-175577) and Forms S-8 (File No. 333-174916 and File No. 333-139583).

/s/ Grant Thornton LLP

New York, New York

March 9, 2016